MENTOR SETTLES TRANS-OBTURATOR PATENT DISPUTE WITH AMERICAN MEDICAL SYSTEMS

Both Companies to Cross-License Technology Related to Women's Health

SANTA BARBARA, California, September 14, 2004 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products in the United States and internationally, today announced that it had settled its trans-obturator patent dispute with American Medical Systems, Inc. ("AMS", Nasdaq: AMMD).

Under terms of the agreement, both companies agreed to cross-license patents and patent applications related to the surgical treatment of female incontinence and prolapse for use with the transobturator approach.  AMS also agreed to make a one-time payment to Mentor.  Both companies agreed to dismiss all litigation relating to Mentor's trans-obturator method patent.

"Mentor is focused on expanding our innovative product offering used to treat many of the unmet health needs that affect millions of women in the United States and abroad," commented Joshua H. Levine, President and Chief Executive Officer of Mentor Corporation.  "This agreement provides us with greater access to technology for the surgical treatment of women's health disorders and we are pleased to put this dispute behind us."

Doug Kohrs, Chairman and Chief Executive Officer of American Medical Systems, commented, "American Medical Systems sees this arrangement as evidence of both companies' interest in bringing innovative treatments to the field of female pelvic health.  This arrangement will allow us to focus more resources on the development of the curative treatments needed by millions of women each year."

The trans-obturator approach is the basis for Mentor's ObTapeTM product for stress urinary incontinence, which was approved by the U.S. Food and Drug Administration and introduced in the U.S. in August 2003.  More than fifty-one million women in the U.S. and Europe suffer from stress incontinence, characterized by the accidental loss of urine during a sudden movement such as coughing, laughing, sneezing or simply getting up from a chair.

Pelvic organ prolapse, a widespread problem among women, can be caused by the effects of pregnancy, vaginal delivery or obesity.  This quality of life issue for women becomes more prevalent with age.  Over thirty-six million women in the U.S. and Europe suffer from prolapse, with over six million having severe cases.  It is estimated that currently only 350,000 patients are surgically treated each year worldwide.

About Mentor Corporation
Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market.  The Company develops, manufactures and markets innovative, science-based products for the aesthetics, urologic specialties and clinical and consumer healthcare markets around the world.

The Company's Aesthetics franchise includes prosthetic mammary implants for breast augmentation and reconstruction, and lipoplasty products for body contouring.  Mentor's Urologic Specialties franchise includes surgical slings for the treatment of urinary stress incontinence, brachytherapy seeds for the treatment of prostate cancer, prosthetic implants for the treatment of erectile dysfunction and disposable surgical urology implants.  The Company's Clinical and Consumer Healthcare franchise includes catheters and other products for the management of urinary incontinence and retention.

Mentor employs approximately 2,000 people around the world and is headquartered in Santa Barbara, California, with manufacturing and research operations in the United States, France, the Netherlands and the United Kingdom.  The Company's website is www.mentorcorp.com.

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The Securities and Exchange Commission filings of Mentor, including, without limitation, its Annual Reports on Form 10-K, subsequent quarterly reports on Form 10-Q, and recent Current Reports on Form 8-K, discuss important risk factors that could contribute to such differences or otherwise affect its business, results of operations and financial condition.  Mentor undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Peter R. Nicholson
Vice President, Corporate Development
(805) 879-6082